Exhibit 4.18

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE PREFERRED STOCK

Issuer:	INTELEPEER, INC., a Delaware corporation
Number of Shares:	226,479 Shares (or as otherwise determined in Section 1 below)
Class of Stock:	Series C Preferred Stock, $ 0.0001 par value
Exercise Price:	$1.0597 per Share
Issue Date:	May 14, 2009
Expiration Date:

the earliest of (i) 5:00 p.m. Pacific time on May 14, 2019 (ii) any “Acquisition” as defined in Section 2(f) below in which the consideration deliverable to holders of capital stock of the same series or class as the shares issuable upon exercise of this Warrant is in the form of cash, and (iii) the third anniversary of the closing of the first public offering of the Company’s Common Stock under terms and conditions that require automatic conversion of the Series C Preferred Stock into Common Stock.

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $100.00 and for other good and valuable consideration, including the execution and delivery of that certain Master Loan and Security Agreement No. INTEX dated as of April 10, 2009, this Warrant is issued to ATEL VENTURES, INC., in its capacity as Trustee for its assignee affiliates identified in that certain Amendment and Restatement of Inter-Company Trust Agreement for Warrants and Direct Equity Investments dated as of January 1, 2007, as may be amended and restated from time to time, and deemed effective as of July 20, 2004, (“Holder”) by INTELEPEER, INC., a Delaware corporation (the “Company”).

1.             ISSUANCE.  Subject to the terms and conditions hereinafter set forth, the Holder is entitled upon surrender of this Warrant and the duly executed subscription form annexed hereto as Appendix 1, at the office of the Company, 2855 Campus Drive, Suite 200, San Mateo, CA 94403, or such other office as the Company shall notify the Holder of in writing, to purchase from the Company up to 226,479 (the “Initial Number”) shares of fully paid and non-assessable shares (the “Shares”) of the Company’s Series C Preferred Stock, $0.0001 par value per share (“Series C Preferred Stock”), at a purchase price per Share of $1.0597 (the “Exercise Price”); provided, however, that if Holder, in its sole and absolute discretion, on or before December 31, 2009, does not make an advance under the Loan Agreement that the Company has requested (the “Rejected Advance”), the Initial Number shall be reduced by the number obtained by multiplying the Rejected Advance by 0.06, and dividing the resulting number by the Exercise Price; if such number includes a fraction, it shall be rounded up to the next integral number.  This Warrant may be exercised in whole or in part at any time and from time to time until 5:00 PM, Pacific time, on the Expiration Date set forth above (the “Expiration Date”), and shall be void thereafter.  Until such time as this Warrant is exercised in full or expires, the Exercise Price and the Shares are subject to adjustment from time to time as hereinafter provided.

2.             EXERCISE.

(a)           Method of Exercise.  Holder may exercise this Warrant by delivering this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 hereto to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 2(b), Holder shall also deliver to the Company a check for the aggregate Exercise Price for the Shares being purchased.

(b)           Conversion Right.  In lieu of exercising this Warrant as specified in Section 2(a), Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined as follows:

where	X = Y(A-B) A

X = the number of Shares to be issued to the Holder.

Y = The number of Shares with respect to which this Warrant is being exercised.

A = the Fair Market Value (as determined pursuant to Section 2(c) below) of one Share.

B = the Exercise Price.

(c)           Fair Market Value.

(i)            If shares of Common Stock are traded on a nationally recognized securities exchange or over the counter market, the fair market value of one Share shall be the average closing price of a share of Common Stock over the five day trading period immediately preceding the date of Holder’s Notice of Exercise to the Company (or such lesser number of trading days as the stock has been publicly traded).  Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Common Stock, the fair market value per share shall be the product of (i) the per share offering price to the public of the Company’s initial public offering, and (ii) the number of Shares of Common Stock into which each share of Series C Preferred Stock is convertible at the time of exercise.

(ii)           If shares of Common Stock are not traded on a nationally recognized securities exchange or over the counter market, the Board of Directors of the Company shall determine the fair market value of a share of Common Stock in its reasonable good faith judgment.

(d)           Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the right to purchase the Shares not so acquired.

(e)           Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

(f)            Effect of Sale, Merger, or Consolidation of the Company.

(i)            “Acquisition”.  For the purpose of this Warrant, “Acquisition” means any sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any acquisition, reorganization, consolidation or merger of the Company where the holders of the Company’s outstanding voting equity securities immediately prior to the transaction beneficially own less than 50.01% of the outstanding voting equity securities of the surviving or successor entity immediately following the transaction.

(ii)           Assumption of Warrant for Certain Acquisitions.  Upon the closing of any Acquisition in which the consideration deliverable to holders of capital stock of the same series or class as the shares issuable upon exercise of this Warrant is not in the form of cash, the Company shall cause the successor or surviving entity to assume and the successor or surviving entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Snares were outstanding on the record date for the Acquisition and subsequent closing.  The Exercise Price shall be adjusted accordingly, and the Exercise Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.  Notwithstanding the understanding set forth in this subsection (f) (ii) if, for any reason, the obligations of this Warrant cannot be assumed by the successor or surviving entity, then the Holder shall have the option either to (A) deem this Warrant to have been automatically converted pursuant to the terms herein and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company; or (B) require the Company to purchase this Warrant on the closing date of the Acquisition for cash in an amount per Warrant share equal to the greater of (i) two (2) times the Exercise Price, less the Exercise Price, or (ii) the excess (if any) of the Fair Market Value of a Warrant Share over the Exercise Price.  The Fair Market Value of a Warrant Share shall be determined as set forth in Section 2(c).

(g)           Conversion of Series C Preferred Stock.  Should all of the Company’s Series C Preferred Stock be, or if outstanding would be, at any time prior to the expiration of the Warrant or any portion thereof, converted into shares of the Company’s Common Stock in accordance with Section 4 of the Charter, then this Warrant shall become immediately exercisable prior to such event for that number of shares of the Common Stock that would have been received if this Warrant had been exercised in full and the Series C Preferred Stock received thereupon had been simultaneously converted immediately prior to such event, and the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (x) the aggregate Exercise Price of the maximum number of snares of Series C Preferred Stock for which this Warrant was exercisable immediately prior to such conversion or redemption, by (y) the number of shares of Common Stock for which this Warrant is exercisable immediately after such conversion or redemption.  For purposes of the forgoing, the “Charter” shall mean the Company’s Certificate of Incorporation as amended and /or restated and/or corrected and effective immediately prior to the conversion of all of the Company’s then outstanding Series C Preferred Stock.

3.             ADJUSTMENTS.

(a)           Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the outstanding shares of Series C Preferred Stock, payable in Common Stock or other securities, or subdivides the outstanding Series C Preferred Stock into a greater amount of Series C Preferred Stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.  If the outstanding Series C Preferred Stock is subdivided into a greater number of shares, the Exercise Price shall be proportionately decreased and the number of Shares shall be proportionately increased.

(b)           Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property.  The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant.  The provisions of this Section 3(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

(c)           Adjustments for Combinations, Etc.  If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

(d)           No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or by-laws, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 3 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.  The foregoing notwithstanding, the Company shall not be deemed to have impaired Holder’s rights if it amends its Certificate of Incorporation or shareholders agreements, or the holders of the Company’s Preferred Stock waive their rights thereunder, in a manner that does not adversely affect Holder in a manner differently from the effect that such amendments or waivers have on the rights of the holders of the Company’s Preferred Stock.

(e)           Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional Share interest arises upon any exercise or conversion of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount computed by multiplying such fractional interest by the Fair Market Value (determined in accordance with Section 2(c) above) of one Share.

(f)            Certificate as to Adjustments.  Upon each adjustment of the Exercise Price, number of Shares or class of security for which this Warrant is exercisable, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its chief financial officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price, number of Shares class of security for which this Warrant is exercisable in effect upon the date thereof and the series of adjustments leading to such Exercise Price, number of Shares and class of security.

4.             REPRESENTATIONS AND COVENANTS OF THE COMPANY.

(a)           Representations and Warranties.  The Company hereby represents and warrants to Holder as follows:

(i)            All Shares which may be issued upon the due exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(ii)           The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of shares of its Series C Preferred Stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion or exchange of such Series C Preferred Stock into or for such other securities.

(iii)          The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire the shares of Series C Preferred Stock, have been duly authorized by all necessary corporate action on the part of the Company, and this Warrant is not inconsistent with the Company’s Charter or By-laws, does not contravene any law or governmental rule, regulation or order applicable to it, and this Warrant constitutes the legal, valid and binding agreement of the Company, enforceable in accordance with its respective terms.

(iv)          No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for the filing of notices pursuant to Regulation D under the 1933 Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(b)           Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon any shares of Company capital stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to effect any reclassification or recapitalization of Company capital stock, (c) to effect any transaction that would potentially cause this Warrant to terminate, or (d) to offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash; then, in connection with each such event, the Company shall give Holder (1) in the case of the matters referred to in (a) above, at least ten (10) days prior written notice of the date on which a record will be taken for such dividend or distribution (and specifying the date on which the holders of securities of the Company shall be entitled to receive such dividend or distribution); (2) in the case of the matters referred to in (b) above, at least ten (10) days prior written notice of the date when the reclassification or recapitalization will take place (and specifying the date on which the holders of securities of the Company will be entitled to exchange their securities of the Company for securities or other property deliverable upon the occurrence of such event), (3) in the case of (c) above, the same notice as is given to holders of Series C Preferred stock, and in the case of (d) above, the same notice as is given to other holders of registration rights.

(c)           Information Rights.  So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) within one-hundred and twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) such other financial statements required under and in accordance with any loan documents between Holder and the Company or if there are no such requirements (or if the subject loan(s) no longer are outstanding), then within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

(d)           Registration Rights.  Simultaneously with the issuance of this Warrant, the Company agrees to execute an amendment to the Registration Rights Agreement among the Company and certain stockholders dated October 31, 2008 (the “Rights Agreement”) to permit the Holder to be a party to, and Holder of Registrable Securities (as defined in the Rights Agreement) under Sections 1 and 3-14 of, the Rights Agreement.

5.             REPRESENTATIONS AND WARRANTIES OF THE HOLDER.

(a)           Acquisition for Own Account.  Except for transfers to Holder’s affiliates, this Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the 1933 Act, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

(b)           Disclosure of Information.  The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities.  The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

(c)           Investment Experience.  The Holder:  (i) has experience as an investor in securities and acknowledges that the Holder is able to fend for itself, can bear the economic risk of the Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

(d)           Accredited Investor Status.  The Holder and each of the Holder’s assignee affiliates that will be a Holder of this Warrant identified in that certain Amendment and Restatement of Inter-Company Trust Agreement for-Warrants dated as of January 1, 2007, as may be amended and restated from time to time, and deemed effective as of July 20, 2004, is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

6.             MISCELLANEOUS.

(a)           Automatic Conversion upon Expiration.  In the event that, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 2(c) above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed immediately prior to such date to be converted pursuant to Section 2(b) above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

(b)           Legends.  This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(c)           Compliance with Securities Laws on Transfer.  This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters).  The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if (a) there is no material question as to the availability of current information as referenced in Rule 144(c), (b) Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, (c) the selling broker represents that it has complied with Rule 144(f), and (d) the Company is provided with a copy of Holder’s notice of proposed sale.

(d)           Transfer Procedure.  Subject to the provisions of Section 5(c), Holder may transfer all or part of this Warrant and/or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) at any time to any affiliate of Holder, or to any other transferee by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

(e)           Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or sent by electronic facsimile transmission, express overnight courier service, or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time, but in all cases, unless instructed in writing otherwise, the Company shall deliver a copy of all notices to Holder at 600 California Street, 6th Floor, San Francisco CA 94108, Attention:  General Counsel.

(f)            Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(g)           Remedies.  In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Holder will not have an adequate remedy at law and where damages will not be readily ascertainable.  The Company expressly agrees that it shall not oppose an application by the Holder or any other person entitled to the benefit of this Warrant requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Warrant, provided, however, the foregoing does not limit the rights of the Company under applicable law to dispute, contest or exercise any other right at law or in equity with respect to whether such a breach exists or is continuing.

(h)           Attorneys Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

(i)            Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Preferred Stock to be executed by its duly authorized representative as of the date first above written.

COMPANY

INTELEPEER, INC.

By:	/s/ Andre Simone
Name:	Andre Simone
Title:	CFO

HOLDER

ATEL VENTURES, INC., Trustee

By:	/s/ Paritosh K. Chokel
Name:	Paritosh K. Chokel
Title:	Executive Vice President

APPENDIX 1

NOTICE OF EXERCISE

1.             The undersigned hereby elects to purchase                      shares of the Series C Preferred Stock of IntelePeer, Inc. pursuant to Section 2(a) of the attached Warrant, and tenders herewith payment of the Exercise Price of such shares in full.

1.             The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 2(b) of the attached Warrant.  This conversion is exercised with respect to                      of shares of the Series C Preferred Stock of IntelePeer, Inc.

[Strike paragraph that does not apply.]

2.             Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3.             The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Date)	(Signature)